TWO ROADS SHARED TRUST

AMENDED OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT

Appendix A

Holbrook Holdings, Inc.

As of: March 19, 2025

Fund	Operating Expense Limit
HOLBROOK INCOME FUND
Class I	1.30%
Investor Class	1.80%
Class A	1.55%

HOLBROOK STRUCTURED INCOME FUND
Class I	1.50%
Investor Class	2.00%
Class A	1.75%

HOLBROOK TOTAL RETURN FUND
Class I	1.15%
Class A	1.40%

TWO ROADS SHARED TRUST,

On behalf of the Funds included herein on Appendix A

By: /s/ Timothy Burdick

Name: Timothy Burdick

Title: Vice President and Secretary

Holbrook Holdings, Inc.

By: /s/ Scott Carmack

Name: Scott Carmack

Title: Chief Executive Officer

Ex (h)(23) - 1